Exhibit 3.1

Article II

SECTION 10          Voting. Except as otherwise provided by law, the Certificate of Incorporation or these By-laws, each stockholder shall at every meeting of the stockholders be entitled to one vote for each share of stock held by such stockholder. Any vote on stock may be given by the stockholder entitled thereto in person or by proxy appointed by an instrument in writing, subscribed (or transmitted by electronic means and authenticated as provided by law) by such stockholder or by the stockholder’s attorney thereunto authorized, and delivered to the Secretary; provided, however, that no proxy shall be voted after three years from its date unless the proxy provides for a longer period. Except as otherwise provided by law, the Certificate of Incorporation or these By-laws, at all meetings of the stockholders, all matters shall be decided by the vote (which need not be by ballot) of a majority in interest of the stockholders present in person or by proxy and entitled to vote thereon, a quorum being present.